UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2018
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
510 Lake Cook Road, Suite 100, Deerfield, Illinois (Address of principal executive offices)	60015 (Zip Code)
Registrant’s telephone number, including area code: (224) 551-4000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Creation of Revolving Credit Facilities

On September 6, 2018, Caterpillar Inc. (“Caterpillar”) entered into a Credit Agreement (the “364-Day Facility”) among Caterpillar, Caterpillar Financial Services Corporation (“Cat Financial”), Caterpillar International Finance Designated Activity Company (“CIF”) and Caterpillar Finance Kabushiki Kaisha (“CFKK” and, together with Caterpillar, Cat Financial and CIF, the “Borrowers”), certain financial institutions named therein (the “Banks”), Citibank, N.A. (the “Agent”), Citibank Europe PLC, UK Branch (the “Local Currency Agent”), and MUFG Bank, Ltd. (the “Japan Local Currency Agent”), which provides for an unsecured revolving credit facility to the Borrowers in an aggregate amount of up to $3.15 billion (the “364-Day Aggregate Commitment”) that expires on September  5, 2019. A Local Currency Addendum that enables CIF to borrow in certain approved currencies including Pounds Sterling and Euro for an aggregate amount up to the equivalent of $100 million and a Japan Local Currency Addendum that enables CFKK to borrow Japanese Yen for an aggregate amount up to the equivalent of $100 million, as part of the 364-Day Aggregate Commitment, were also entered into on September 6, 2018. The 364-Day Facility replaces Caterpillar’s prior 364-Day Facility, which was entered into on September 7, 2017.

Amendments to and Extensions of Existing Credit Agreements

On September 10, 2018, Caterpillar entered into (i) Omnibus Amendment No. 3 to Amended and Restated Credit Agreement (Three Year Facility), Amendment No. 2 to Local Currency Addendum and Amendment No. 3 to Japan Local Currency Addendum, each dated September 10, 2018 (collectively, the “Three-Year Facility Amendment”), which amend the Amended and Restated Credit Agreement (Three-Year Facility) dated September 10, 2015 and the related Local Currency Addendum and Japan Local Currency Addendum (collectively, the “2015 Three-Year Facility”) and (ii) Omnibus Amendment No. 3 to Amended and Restated Credit Agreement (Five-Year Facility), Amendment No. 2 to Local Currency Addendum and Amendment No. 3 to Japan Local Currency Addendum, each dated September 10, 2018 (collectively, the “Five-Year Facility Amendment”), which amend the Amended and Restated Five-Year Credit Agreement (Five-Year Facility) dated September 10, 2015 and the related Local Currency Addendum and Japan Local Currency Addendum (collectively, the “2015 Five-Year Facility” and the 2015 Three-Year Facility and the 2015 Five-Year Facility as amended by the Three-Year Facility Amendment and the Five-Year Facility Amendment, respectively, the “Amended Credit Facilities,” and together with the 364-Day Facility, the “Credit Facilities”).

The Three-Year Facility Amendment extends the expiration date of the 2015 Three-Year Facility to September 8, 2021 and the Five-Year Facility Amendment extends the expiration date of the 2015 Five-Year Facility to September 8, 2023.

The Credit Facilities are available for general corporate purposes. As of the date hereof, the Borrowers have not drawn on the Credit Facilities.

The Credit Facilities contain certain representations and warranties, covenants and events of default, including financial covenants. Under the Credit Facilities, Caterpillar is required to maintain consolidated net worth not less than $9 billion at all times. Caterpillar’s consolidated net worth is defined as the consolidated stockholder’s equity including preferred stock but excluding the pension and other post-retirement benefits balance within Accumulated other comprehensive income (loss). Cat Financial is required to maintain an interest coverage ratio above 1.15 to 1, where the interest coverage ratio is defined as the ratio of (1) profit excluding income taxes, interest expense and net gain/(loss) from interest rate derivatives to (2) interest expense, calculated at the end of each calendar quarter for the rolling four quarter period then most recently ended. Cat Financial is also required to maintain a leverage ratio (consolidated debt to consolidated net worth) below 10.0 to 1, calculated (1) on a monthly basis as the average of the leverage ratios determined on the last day of each of the six preceding calendar months and (2) on each

December 31. Drawings under the Credit Facilities are also subject to conditions precedent and the payment of certain facility fees.

Certain of the lenders and agents party to the Credit Facilities, as well as certain of their respective affiliates, have performed, and may in the future perform, for Caterpillar and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description is qualified in its entirety by the terms and provisions of the (i) 364-Day Facility and the Local Currency Addendum and Japan Local Currency Addendum thereto; (ii) the Three-Year Facility Amendment; and (iii) the Five-Year Facility Amendment, which are filed as exhibits to this report, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

	Exhibit No.	Description

	99.1	364-Day Facility

	99.2	Local Currency Addendum to the 364-Day Facility

	99.3	Japan Local Currency Addendum to the 364-Day Facility

	99.4	Omnibus Amendment No. 3 to Amended and Restated Credit Agreement (Three-Year Facility), Amendment No 2 to Local Currency Addendum and Amendment No. 3 to Japan Local Currency Addendum

	99.5	Omnibus Amendment No. 3 to Amended and Restated Credit Agreement (Five-Year Facility), Amendment No 2 to Local Currency Addendum and Amendment No. 3 to Japan Local Currency Addendum

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATERPILLAR INC.

	By:	/s/ Suzette M. Long
Dated: September 12, 2018		Suzette M. Long
General Counsel & Corporate Secretary